EXHIBIT 99.1

For Immediate Release

For More Information, Contact:

George D. Johnson, Jr., CEO

(864) 573-1601

Gregory R. Moxley, CFO

(864) 573-1635

EXTENDED STAY AMERICA, INC.

ANNOUNCES NEW PRESIDENT

Spartanburg, SC – June 27, 2003 – Extended Stay America, Inc. (NYSE: ESA) announced today that Corry W. Oakes, III will succeed Robert A. Brannon as President and Chief Operating Officer of the extended stay lodging company, effective July 1, 2003. Mr. Brannon is taking a medically related leave of absence from his responsibilities as President, Chief Operating Officer, Secretary, and Treasurer. Gregory R. Moxley, Chief Financial Officer, will become the Company’s Secretary and Treasurer.

In making the announcement, George D. Johnson, Jr., Chief Executive Officer, stated: “Bob Brannon and I have worked closely together for 18 years. He is my close friend and invaluable business partner. Bob was a founding partner of Extended Stay America and has been very instrumental in the Company’s growth and success. The Company and I are extremely grateful for Bob’s service.”

Mr. Johnson continued: “While Bob will be missed, Corry Oakes is imminently qualified to take on the role of President. He helped lead our Company through a period of explosive growth and is intimately familiar with all aspects of our business. I have worked personally with Corry for over 13 years and have every confidence in his abilities as a businessman and leader. He is the right person to lead our Company at this time.”

Mr. Oakes, 36, has been an officer of the Company since its inception in 1995. He served as Vice President, Construction until assuming the role of Senior Vice President in January 2003, and he was a vital part of the Company during its first four-year period of prodigious growth, highlighted by the unprecedented construction of 120 properties in 1998. Prior to joining the Company, Mr. Oakes was the National Director of Construction for Blockbuster Entertainment Group.

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